Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Elects Courtney Leimkuhler to its Board of Directors

NEW YORK – November 7, 2024 – American International Group, Inc. (NYSE: AIG) today announced that Courtney Leimkuhler, co-founder and Managing Partner of the venture fund, Springbank, has been elected to its Board of Directors as an independent Director, effective November 5, 2024.

Ms. Leimkuhler is a highly accomplished executive who previously held positions at Goldman Sachs, NYSE Euronext and MarshMcLennan. Ms. Leimkuhler began her career in investment banking at Goldman Sachs, before spending nearly a decade at NYSE Euronext, where she was the Head of Corporate Strategy and M&A and helped architect and execute NYSE’s transition from a nonprofit into one of the leading publicly traded exchanges globally. Following NYSE Euronext, she served as Chief Financial Officer of Marsh, a leading global corporate insurance broker.

“Courtney’s extensive background in financial services, including the global insurance industry, combined with her leadership in developing data and digital companies that have differentiated themselves in the markets where they compete, will be an excellent addition to the AIG Board of Directors,” said Peter Zaffino, Chairman & CEO, AIG. “I am very confident that Courtney’s significant experience will bring insightful perspective, and I look forward to working with her to support AIG’s position as a top-performing company in financial services.”

John Rice, Lead Independent Director, AIG noted: “Courtney Leimkuhler’s deep expertise in capital markets, risk management, and data combined with her experience in tech investments will be a tremendous asset to AIG’s Board of Directors. I look forward to welcoming her to the Board as AIG continues to deliver on its strategy and solidifies its position as a global market leader.”

Courtney Leimkuhler added: “I am deeply honored to join the AIG Board of Directors and truly inspired by the company’s remarkable business turnaround under the leadership of Peter Zaffino. AIG’s significant influence in the insurance industry and focus on solving complex risks for its clients and partners and innovative use of Gen AI and other technologies is impressive and I am excited to support this next phase of growth.”

Ms. Leimkuhler serves on several venture-backed company boards and is a graduate of Harvard College and Harvard Business School, where she was a Baker Scholar.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.